EXHIBIT 3.1

CERTIFICATE OF ELIMINATION
OF
CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK OF
AIR PRODUCTS AND CHEMICALS, INC.
AND
AMENDED CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RELATIVE
PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS AND
QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF
SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK OF
AIR PRODUCTS AND CHEMICALS, INC.

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, Air Products and Chemicals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.
Pursuant to the authority vested in the board of directors of the Corporation (the “Board of Directors”) by the Restated Certificate of Incorporation, as amended, the Board of Directors previously adopted resolutions creating and authorizing the issuance of a series of seven hundred fifty thousand (750,000) shares of preferred stock, par value $1.00 per share, designated as “Series A Junior Participating Preferred Stock” (the “Original Series A Preferred Stock”) and fixing the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof.

2.
On March 29, 1988, the Corporation filed a Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of Air Products and Chemicals, Inc. (the “Original Certificate of Designations”) with respect to such Original Series A Preferred Stock with the Secretary of State of the State of Delaware.

3.
Pursuant to the authority vested in the Board of Directors by the Restated Certificate of Incorporation, as amended, the Board of Directors previously adopted resolutions creating and authorizing the issuance of a series of two million five hundred thousand (2,500,000) shares of preferred stock, par value $1.00 per share, designated as “Series A Participating Cumulative Preferred Stock” (the “Amended Series A Preferred Stock”) and fixing the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof.

4.
On March 19, 1998, the Corporation filed an Amended Certificate of Designations, Preferences and Relative Participating, Optional and Other Special Rights and Qualifications, Limitations or Restrictions of Series A Participating Cumulative Preferred Stock of Air Products and Chemicals, Inc. (the “Amended Certificate of Designations”) with respect to such Amended Series A Preferred Stock with the Secretary of State of the State of Delaware, which Amended Certificate of Designations amended and restated the Original Series A Preferred Stock in their entirety.

5.
None of the authorized shares of the Original Series A Preferred Stock and the Amended Series A Preferred Stock is outstanding and none of the shares of Original Series A Preferred Stock and the Amended Series A Preferred Stock will be issued.

6.	On July 24, 2013, the Board of Directors adopted the following resolutions:

“RESOLVED, that none of the authorized shares of the Original Series A Preferred Stock and the Amended Series A Preferred Stock is outstanding and none of the shares of Original Series A Preferred Stock and the Amended Series A Preferred Stock will be issued; and further

RESOLVED, that all matters set forth in the Original Certificate of Designations with respect to the Original Series A Preferred Stock and the Amended Certificate of Designations with respect to the Amended Series A Preferred Stock shall be eliminated from the Corporation’s Restated Certificate of Incorporation, as amended, effective upon filing a certificate, setting forth this resolution with the Secretary of State of the State of Delaware; and further

RESOLVED, that the officers of the Corporation are authorized and directed to file a Certificate of Elimination setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the certificate of incorporation of the Corporation all reference to the Original Series A Preferred Stock and the Amended Series A Preferred Stock; and

RESOLVED, that the proper officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation to take all action necessary or appropriate to prepare, execute, deliver and file, or cause to be prepared, executed, delivered and filed, all documents and information required to be filed by the Corporation pursuant to, and to take all other action necessary or appropriate in connection with, any applicable laws (including any state or federal securities laws) in connection with the filing of the Certificate of Elimination; and further

RESOLVED, that the proper officers be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Corporation to (a) incur and pay or cause to be paid all expenses and costs reasonably necessary to effect the Certificate of Elimination and (b) to take all such further actions, to execute and deliver all such further agreements, certificates, instruments and documents, and if requested or required, under its corporate seal duly attested by the Secretary, and to do any and all other acts deemed by any of them to be necessary, advisable or in the best interests of the Corporation in order to consummate, effectuate, carry out or further the transactions contemplated by and the intent and purposes of the foregoing resolutions; and further

RESOLVED, that any and all actions heretofore taken by the proper officers of the Corporation, or any of them, with respect to the preparation of the Certificate of Elimination and the approval and adoption of the foregoing resolutions, and that are consistent with the foregoing resolutions, are hereby ratified, approved, authorized, confirmed and accepted in all respects as the acts and deeds of the Corporation.”

7.
That, accordingly, all matters set forth in the Original Certificate of Designations with respect to the Original Series A Preferred Stock and the Amended Certificate of Designations with respect to the Amended Series A Preferred Stock be, and hereby are, eliminated from the Restated Certificate of Incorporation, as heretofore amended, of the Corporation.

IN WITNESS WHEREOF, Air Products and Chemicals, Inc. has caused this Certificate of Elimination to be duly executed this 25th day of July, 2013.

AIR PRODUCTS AND CHEMICALS, INC.

By:	/s/ Mary T. Afflerbach
	Name:	Mary T. Afflerbach
	Title:	Corporate Secretary and Chief Governance Officer

[Signature Page to Certificate of Elimination]